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                                                                       EXHIBIT 6


CONTACT:   WALISA M. DAVENPORT
           EXEGENICS INC.
           (214) 358-2000

           E. BLAIR CLARK (INVESTORS)
           BURNS MCCLELLAN
           (212) 213-0006

           WILLIAM FISKE (INFORMATION AGENT)
           GEORGESON SHAREHOLDER COMMUNICATIONS INC.
           BANKS AND BROKERS: (212) 440-9800
           ALL OTHERS CALL TOLL-FREE: (800) 964-0733

 EXEGENICS ANNOUNCES OVERWHELMING SHAREHOLDER VOTE IN FAVOR OF CURRENT DIRECTORS
       MORE THAN 96% OF SHARES VOTED TO APPROVE MAINTAINING PRESENT BOARD

DALLAS, June 17, 2003 -- EXEGENICS, Inc. (Nasdaq: EXEG) announced today the results of voting at its 2003 annual meeting of stockholders, which was adjourned from May 19th and held today. The purpose of the meeting was to elect all directors to serve for one-year terms expiring in 2004, and to ratify the appointment of Ernst & Young LLP as the company's independent public accountants for the fiscal year ending December 31, 2003. The company reported that over 87% of shares owned by stockholders of record voted in person or by proxy at the meeting. Of those shares voted, over 96% were in favor of the nominees (Dr. Joseph Davie, Mr. Robert Easton, Dr. Ronald Goode, and Dr. Walter Lovenberg) recommended by the board of directors. The appointment of Ernst & Young LLP as the Company's independent public accountants was ratified by 99% of the shares voted.

Ronald L. Goode, Ph.D., chairman, president and CEO said, "We are pleased that stockholder's have endorsed the current slate of directors, in accordance with the Board's recommendation. We believe that this vote is indicative of our willingness to work with and for shareholders to complete a systematic consideration of ways to maximize value for our shareholders. Further, we believe that this vote serves as a mandate to reject offers, such as that made by EI Acquisition Inc. and Foundation Growth Investments LLC, that we consider inadequate." With regard to that tender offer, Dr. Goode commented that "For all the reasons set forth in my letter sent to shareholders on June 12th, the Board continues to encourage all shareholders to reject Foundation's offer and to not tender their shares."

EXEGENICS' stockholders are asked to read the Solicitation/Recommendation Statement that was filed by EXEGENICS with the Securities and Exchange Commission on June 12, 2003 and mailed to stockholders. It explains in more detail the recommendation and why EXEGENICS' board of directors feel so strongly that stockholders should REJECT Foundation's offer and not tender their shares.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE IN THIS MATTER SHOULD BE DIRECTED TO EXEGENICS' INFORMATION AGENT: GEORGESON SHAREHOLDER COMMUNICATIONS, INC., 17 STATE STREET, 10TH FLOOR, NEW YORK, NY 10004; BANKS AND BROKERS CALL: (212) 440-9800; ALL OTHERS CALL TOLL-FREE: (800) 964-0733.

SAFE HARBOR

This release contains forward-looking statements. The words "believe," "expect," "intend", "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.